Exhibit 4(a)(3)

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT (“Agreement”) is made and entered into as of August 4, 2006, by and among Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.) (“Scailex”) and Avi Raby and Yehoshua Sheinman (together, the “Management”). Each of Scailex and the Management shall be referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

A.	Scailex previously purchased from Jemtex Ink Jet Printing Ltd. (the “Company”) shares that currently represent 31,000 Ordinary Shares, NIS 0.01 par value each, (“Ordinary Shares”), 1,510,800 Series A Preferred Shares (“Series A Preferred Shares”), NIS 0.01 par value each, and 954,388 Series B Preferred Shares, NIS 0.01 par value each, of the Company (collectively, the “Purchased Shares”);

B.	Scailex has loaned to the Company the aggregate of $7,124,917 (Seven Million One Hundred and Twenty Five Thousand US Dollars) under certain promissory notes pursuant to that certain Agreement dated August 31, 2003, Series C Investment Agreement dated as of February 5, 2004, Series D Investment Agreement dated as of September 1, 2004, Series E Investment Agreement dated as of November 25, 2004, and Series F Investment Agreement dated as of February 13, 2005, as amended (collectively, the “Promissory Notes” and “Promissory Notes Agreements”, respectively);

C.	Scailex has loaned to the Company the aggregate of $2,000,000 (Two Million US Dollars) pursuant to those certain Bridge Loan Letter Agreements dated as of January 31, 2006, February 28, 2006, March 29, 2006, Apr 27, 2006, May 29, 2006, July 10, 2006, and July 31, 2006 (collectively, the “Bridge Loan Agreements”);

D.	The Parties wish to (i) convert certain of the Promissory Notes pursuant to their terms and pursuant to the Amended Articles of Association (as defined below) into Series A Preferred Shares and Ordinary Shares; (ii) convert certain amounts owed by the Company to Scailex under the Promissory Notes Agreements and the Bridge Loan Agreements into a loan under different terms, which will be secured by a fixed charge on the intellectual property of the Company; (iii) convert certain of the Preferred Shares of the Company held by Scailex on the date hereof (after giving effect to the conversion of the Promissory Notes in D(i) above) into Ordinary Shares and to transfer, for no consideration to Scailex, 9,495,814 Ordinary Share, constituting all Ordinary Shares held by Scailex following such conversion, to the Management; and (v) prescribe various other terms, conditions, rights and obligations between the Parties, all as more fully set forth herein.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1.     Reorganization

     1.1        Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Reorganization” and the “Closing”respectively) shall take place at the offices of Baratz, Horn & Co. 1 Azrieli Center, Round Tower, Tel Aviv, at 10:00 a.m. on a date to be designated by the Parties (the “Closing Date”), which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time or date is agreed to by the Parties.

     1.2         Transactions. Unless otherwise jointly determined by the Parties, at the Closing the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

     (a)        the amended and restated Articles of Association of the Company in the form set forth on Exhibit A (“Amended Articles of Association”) shall have been adopted by the unanimous consent of the shareholders of the Company to come into effect upon the Closing, and shall replace the current articles of association of the Company;

(b) Scailex and the Company shall enter into that certain Agreement in the form attached hereto as Exhibit B;

(c) each of the Management shall execute that certain Letter of Undertaking in the form attached hereto as Exhibit C;

    (d)        the share transfer deeds attached hereto as Exhibit D, pursuant to which Ordinary Shares in the Company held by Scailex will be transferred to the Management and certain other parties as detailed therein as set forth therein will be duly executed and delivered by the parties thereto and will come into effect; and

(e) the capitalization of the Company, will reflect the capitalization table attached hereto as Exhibit E; and

(f) Yahel Schachar and Raanan Cohen shall provide a notice of resignation from the Board of Directors of the Company in a form reasonably satisfactory to the Management.

2.     Representations and Warranties of Scailex and Management

        Each of Scailex and Management represents and warrants to the other Parties, severally and not jointly and severally, that such Party is either (i) an individual, or (ii) a corporation duly incorporated and validly existing under the laws of the State of Israel. Such Party has the requisite right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary action on the part of such Party. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by such Party will not (a) contravene, conflict with or result in a violation of any breach of any provisions of its corporate documents (if applicable), (b) result in a default by such Party under any material contract to which such Party is a party, or (c) contravene, conflict with or result in a material violation by such Party of any legal requirement, order, writ, injunction, judgment or decree to which such Party is subject.

3.     Covenants of the Parties

        Each Party shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the transactions contemplated by this Agreement, and (ii) shall use all reasonable efforts to obtain each consent (if any) required to be obtained by such Party in connection with the transactions contemplated by this Agreement.

4.     Conditions Precedent to Closing

        The obligations of the Parties to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     4.1        Accuracy of Representations. The representations and warranties of the other Parties in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

     4.2         Performance of Covenants. Each covenant or obligation that the other Parties are required to comply with or to perform at or prior to the Closing (including those set forth in Section 2) shall have been complied with and performed in all material respects.

     4.3        Corporate Approval. The Agreement attached hereto as Exhibit B shall have been duly adopted by the Board of Directors and by unanimous consent of all Shareholders of the Company, and the Amended Articles of Association shall have been duly adopted by unanimous consent of all Shareholders of the Company, and true copies of such consents shall have been submitted to the parties hereto.

     4.4        Consents. All material consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

5.     Termination

        This Agreement may be terminated prior to the Effective Time (a) by mutual written consent of Management and Scailex; or (b) by either Management or Scailex if the Closing Date shall not have occurred by the date which is seven (7) days from the date hereof. In the event of the termination of this Agreement as provided in this Section 5, this Agreement shall be of no further force or effect with no surviving liabilities of any Party to any other Party.

6.     Termination of Outstanding Agreements.

        To the extent not already terminated hereby, at the Closing the following documents will be deemed terminated and of no further force and effect: (i) that certain Investors Rights Agreement between the Company and Scailex; (ii) that certain Option to Purchase Securities Agreement; (iii) the Promissory Notes Agreements; (iv) the Promissory Notes; and (v) that certain Shareholders Agreement between the Company, Scailex and certain other parties.

7.     Miscellaneous Provisions

     7.1        Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

     7.2        Waiver.

    (a)         No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b)        No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     7.3        Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing Date for a period of two (2) years thereafter.

     7.4        Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

     7.5        Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in the Tel Aviv-Jaffa district.

     7.6        Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party hereto without the prior written consent of other Parties, and any attempted assignment of this Agreement or any of such rights or obligations by such Party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.7        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) one business day after sent by courier or express delivery service or by facsimile, or (c) two business days after sent by registered mail, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Scailex:

3 Azrieli Center Triangular Tower 43rd Floor Tel Aviv 67023, Israel Attention: Yahel Shachar, CEO Telephone: 972-3-607-5855 Fax: 972-3-607-5884

With a copy to:

Nechama Brin, Adv. Neil Stowe, Adv. Goldfarb, Levy, Eran, Meiri & Co. Law Offices Europe-Israel Tower 2 Weizmann Street, Tel Aviv 64239, Israel. Tel. +972 3 608-9999 Fax +972 3 521-2302

if to Management:	Avi Raby

Yehoshua Sheinman

with a copy to:	Yuval Horn, Adv.
Baratz, Horn & Co.
1 Azrieli Center,
Round Tower, Tel Aviv
Telephone: 972-3-607-3766
Facsimile: 972-3-696-0986

     7.8        Severability. In the event that any provision of this Agreement, or the application of any such provision to any Party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to such Party or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Reorganization Agreement to be executed as of the date first above written.

SCAILEX CORPORATION LTD. By: /s/ Shachar Rachim, /s/ Yahel Shachar Title: ________________________ /s/ Avi Rabi —————————————— AVI RABY /s/ Yehoshua Sheinman YEHOSHUA SHEINMAN

Exhibit A

THE COMPANIES LAW, 1999

A PRIVATE COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF

Jemtex Ink Jet Printing Ltd.

PRELIMINARY

1	Interpretation, General

In these Articles, unless the context otherwise requires:

1.1	“Affiliate” shall mean with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, affiliated with such Person, or controlling, controlled by, or under common control with such Person.

1.2	"Articles" shall mean the Articles of Association of the Company, as shall be in force from time to time.

1.3	“Board” shall mean the Board of Directors of the Company duly appointed in accordance with the Articles hereby.

1.4	"control" or variations thereof, shall mean have the meaning set out in the Securities Law, (5728-1968).

1.5	"Company" shall mean the company whose name is set forth above.

1.6	"Companies Law" shall mean the Israeli Companies Law, 5759-1999.

1.7	“Deferred Shares” shall mean Deferred Shares of the Company NIS 0.01 nominal value each, having all rights and obligations set forth in these Articles.

1.8	“Fully Diluted Basis” shall mean all issued and outstanding shares of the Company, including all options and warrants outstanding, after conversion of all shareholders’ loans to equity (to the extent there are any) and all shares reserved for the approved employee share option plans, to the exclusion of the Deferred Shares, but assuming the full conversion of all Preferred Shares to Ordinary Shares.

1.9	"General Meeting" shall mean annual or special general meeting of the Shareholders.

1.10	“Interested Party” shall mean any “interested party”, as such term is defined in the Israeli Securities Law, 5728-1968, any shareholder of the Company, or any member of the immediate family or Affiliate of such Person.

1.11	“Law” shall mean the Companies Law and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

1.12	"Memorandum" shall mean the Memorandum of Association of the Company.

1.13	"Office" shall mean the registered office of the Company.

1.14	"Office Holders" shall have the meaning ascribed to such term in the Companies Law.

1.15	“Ordinary Shares” shall mean Ordinary Shares of the Company NIS 0.01 nominal value each, having all rights and obligations set forth in these Articles.

1.16	“Person” shall mean an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

1.17	"Preferred Shares" shall mean the Series A Preferred Shares.

1.18	"Preferred Shareholders" shall mean the holders of Preferred Shares.

1.19	“Protected Shares”- shall mean the 2,221,944 Preferred Shares outstanding on the date these Articles are adopted.

1.20	“Register” shall mean the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

1.21	"Scailex" shall mean Scailex Corporation Ltd., an Israeli company no. 52-003180-8, and its Permitted Transferees.

1.22	“Series A Preferred Shares” shall mean the Series A Preferred Shares of the Company NIS 0.01 nominal value each, having all rights and obligations set forth in these Articles.

1.23	"Shareholder"/"Shareholders" shall mean the holders of the Ordinary Shares and the holders of the Preferred Shares.

1.24	“Writing” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

2	Interpretation

2.1	Unless the subject or the context otherwise requires: words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

2.2	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

3	Liability

The liability of each shareholder of the Company is limited to the payment of the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder, unless otherwise provided in the Companies Law.

3A	Limitations

The number of shareholders, the transfers of shares and the invitation to the public to subscribe for the Company’s securities, shall be restricted as follows in this Article 3 and in these Articles:

3A.1	The number of shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single shareholder;

3A.2	Any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited; and

3A.3	The right to transfer shares in the Company shall be restricted as hereinafter provided.

SHARE CAPITAL

4	Share Capital

4.1	The registered share capital of the Company is three hundred and seventy thousand New Israeli Shekels (NIS 370,000) divided into Thirty Three Million, Nine Hundred and Thirty Two Thousand Five Hundred (33,932,500) Ordinary Shares, nominal value NIS 0.01 each, Three Million (3,000,000) Series A Preferred Shares, nominal value NIS 0.01 each, and Sixty Seven Thousand Five Hundred (67,500) Deferred Shares nominal value NIS 0.01 each.

4.2	Upon the adoption of these Articles of Association, each outstanding preferred share of the Company (other than Series A Preferred Shares) (“Old Preferred Shares”) shall be automatically converted into, at the election of the holder thereof: (i) one (1) Series A Preferred Share for each Old Preferred Share held by such holder; or (ii) one (1) Ordinary Share for each Old Preferred Share held by such holder. Similarly, the holder of any rights to purchase Old Preferred Shares, shall entitle such holder to purchase at the election of such holder, either one (1) Series A Preferred Share, or one (1) Ordinary Share with respect to each Old Preferred Share that may be purchased by such holder.

5	Preferred Shares

The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company and, in addition, all rights as set forth in these Articles and, in addition, bear all the following rights:

5.1	Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, and subject to any provisions of the Companies Law requiring certain matters to be subject to a class vote, every holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by it of record could be converted (as provided in this Article), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

5.2	Each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company, into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the number one (1) by the then applicable Conversion Price (as defined in and subject to adjustment under Article 5.4 below) at the time in effect for such share.

5.3	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued. Such conversion shall be deemed to have been made immediately prior to the closing of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such time. The Company shall, as soon as practicable after the conversion and tender of the certificate for the Preferred Shares, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

5.4	The initial Conversion Price of the Preferred A Shares shall be one (1) (the term “Conversion Price” shall mean the Conversion Price in effect for the Preferred Shares from time to time). Should the 10% Early Repayment Right (as defined below) be exercised by the Company, the Conversion Price will be automatically increased such that the Protected Shares shall be convertible into a number of Ordinary Shares representing, upon such conversion, ten percent (10%) of the issued and outstanding share capital of the Company, on a Fully Diluted Basis at that time (“10% Price Protection”). The Conversion Price shall be further adjusted from time to time as follows:

5.4.1

(i) At any time prior to the Anti Dilution Expiration Date (as defined below), upon each issuance (or deemed issuance, as described below) by the Company of any Additional Shares (as defined below), the Conversion Price of the Preferred Shares shall be reduced in a manner to provide that upon conversion thereof, the Protected Shares shall be convertible into a number of Ordinary Shares representing, upon such conversion, (i) fifteen percent (15%) of the issued and outstanding share capital of the Company, on a Fully Diluted Basis, or (ii) ten percent (10%) of the issued and outstanding share capital of the Company, on a Fully Diluted Basis if the Company exercises the 10% Early Payment Right. For the purposes hereof: (A) “Anti Dilution Expiration Date” shall mean (i) if either of the Early Repayment Right or the 10% Early Repayment Right is exercised, August 3, 2009; or (ii) if either of the Early Repayment Right or the 10% Early Repayment Right is not exercised, at such time as Company has repaid all sums due or that become due, in respect of the amounts due under Section 2 of that certain Agreement between Scailex and the Company, dated August 4, 2006 (the “Scailex Agreement”); (B) “Early Repayment Right” shall mean the exercise by the Company of its right to repay all sums due under the Scailex Agreement on or prior to December 31, 2006 pursuant to Section 2.1 (a) thereof; and (C) “10%Early Repayment Right” shall mean the exercise by the Company of its right to repay all sums due under the Scailex Agreement on or prior to September 14, 2006 pursuant to Section 2.1 (a) thereof.

(ii) In the event of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exerciseability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of the issuance of such options, rights or securities; provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this Article 5.4.1 (ii) expire without having been exercised, then the Conversion Price shall be readjusted as if such options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article).

5.4.2	“Additional Shares” shall mean any Ordinary Shares or preferred shares of any kind of the Company, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or preferred shares (“Shares”) issued, or deemed to have been issued pursuant to Sub-Article 5.4.1(ii), by the Company.

5.4.3	If the Company subdivides or combines its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company fixes a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as the effective date of such combination, or, if the Company fixes a record date for the purpose of so combining, as at such record date, whichever is earlier.

5.5	In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

5.6	If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 5 with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 5 (including adjustments of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

5.7	The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 5 by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

5.8	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

5.9	Upon the occurrence of each adjustment or readjustment of the Conversion Price, pursuant to this Article 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

5.10	In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least seven (7) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

5.11	The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

6	Ordinary Shares

The Ordinary Shares confer on the holders thereof voting rights, rights to receive dividends, rights to receive a distribution of assets upon liquidation and certain other rights all as specified in these Articles.

6A	Deferred Shares

6A.1	The Deferred Shares shall not entitle their owners to vote at, participate in or receive notice of meetings of Shareholders or participate in any manner or form in the profits of the Company, to any information or reports from the Company, to any pre-emptive rights in respect of new shares issued by the Company, to any right of first refusal in respect of shares transferred by other Shareholders, to any portion for the Company’s assets in the event of winding up, dissolution or liquidation, except for the receipt of their nominal value at liquidation of the Company, and they shall not entitle their owners to any right attached to the Ordinary Shares or the Preferred Shares or to any other rights of Shareholders whether granted by these Articles or otherwise.

6A.2	For the avoidance of doubt, the Deferred Shares shall not be considered or included in any calculation regarding the share capital of the Company under these Articles.

7	Increase of Share Capital

7.1	Subject to Article 77, the Company may, from time to time, by resolution of the General Meeting, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such Resolution shall provide.

7.2	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions of these Articles applicable to the shares of the existing original share capital without regard to class (and, if such new shares are of the same class as a class of shares in the existing share capital, to all the provisions applicable to shares of such class).

8	Special Rights; Modifications of Rights

8.1	Subject to these Articles and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by resolution of the General Meeting, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

8.2

8.2.1	If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, by resolution of the General Meeting, subject to the consent in writing of the holders of more than fifty percent (50%) of the issued shares of such class or the sanction of a resolution passed at a separate General Meeting of the holders of the shares of such class and subject to the provisions of Article 77.

8.2.2	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class.

8.2.3	Unless otherwise provided by these Articles, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed, for purposes of the Articles, to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

9	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

9.1	The Company may, from time to time, by resolution of the General Meeting (subject, however, to the provisions of Articles 8.2 and 77 hereof and to applicable law):

9.1.1	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

9.1.2	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

9.1.3	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

9.1.4	reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

9.2	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

9.2.1	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

9.2.2	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.3	redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.4	cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Sub-Article 9.2.4.

SHARES

10	Issuance of Share Certificates; Replacement of Lost Certificates

10.1	Share certificates shall be issued under the seal or the rubber stamp of the Company and shall bear the signatures of two Directors (or if there be only one Director, the signature of such Director), or of any other person or persons authorized thereto by the Board of Directors.

10.2	Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares.

10.3	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register in respect of such co-ownership.

10.4	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person. In the case that two or more persons are registered as joint holders of any share(s), the Company may treat the holder whose name appears first in the Register as senior to the others; provided, however, that such joint holders may request the order in which their name shall appear in the Register.

12	Allotment of Shares; Pre-emptive Rights

12.1	Subject to the provisions of Articles 12.2 and 77, the shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter alia, terms relating to calls as set forth in Article 14 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

12.2	If the Company proposes to issue and sell New Securities as defined below, it shall enable each holder of three percent (3%) or more of the Ordinary Shares (excluding the Ordinary Shares or options to purchase Ordinary Shares issued pursuant to the Company’s employee and consultant stock option plan(s)) and each holder of the Preferred Shares or any Ordinary Shares issued upon conversion of the Preferred Shares (for the purpose of this Article 12, a “Holder”) to maintain its Pro Rata Share of the share capital of the Company. A Holder’s Pro Rata Share, for purposes of this preemptive right, is the ratio of the number of Ordinary Shares owned by such Holder as of the date of the Rights Notice (as defined below), assuming full conversion of the Preferred Shares, to the total number of Ordinary Shares outstanding as of the date of the Rights Notice, assuming full conversion of the Preferred Shares. The preemptive right set forth in this Sub-Article 12.2 shall be subject to the following provisions:

12.2.1	“New Securities” shall mean any Ordinary Shares or Preferred Shares of any kind of the Company, whether authorized as of the Effective Date or thereafter, and rights, options, or warrants to purchase said Ordinary Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or Preferred Shares; provided, however, that “New Securities”shall not include (i) securities issuable upon conversion of the Preferred Shares; (ii) securities offered to the public in an IPO; (iii) securities issued in connection with the acquisition of another corporation, business entity or line of business of another business entity by the Company by merger, consolidation, purchase of all or substantially all of the assets, or other reorganization as a result of which the Company owns not less than fifty percent (50%) of the voting power of such corporation; (iv) the Company’s Ordinary Shares or Preferred Shares issued in connection with any share split, share dividend, recapitalization, reclassification or similar event by the Company or issued pursuant to a transaction described in Sub-Articles 5.5 or 5.6 hereof; (v) Ordinary Shares or options to purchase Ordinary Shares, issued pursuant to an employee, consultant or director incentive share option plan or agreement approved by the Company’s Board of Directors; (viii) shares issued for the purchase of securities or other assets of other corporations; (ix) shares of the Company issued pursuant to the exercise of options or warrants of the Company and upon conversion of the ‘convertible notes of the Company that were issued or granted prior to August 4, 2006 and which were offered to the shareholders in accordance with Article 12 when issued or granted; and (x) any shares issued upon exercise by Scailex of the option to purchase shares of the Company granted to Scailex under the Scailex Agreement.

12.2.2	If the Company proposes to issue New Securities, it shall give the Holders written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that each Holder has the right to purchase under this Article 12 (the “Preemptive Right”). Each Holder shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its Pro-Rata Share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased (the “Exercise Notice”). In the event that one or more of the Holders shall not fully exercise its Preemptive Right, the Company shall notify the holders of the Preferred Shares of Holders not fully exercising their Preemptive Rights not later than three (3) days after the said 14 day period, and the holders of the Preferred Shares shall have the exclusive right to purchase all or any part of the Shares underlying such Holders’ non-exercised Preemptive Right, by indicating its desire to the Company within five (5) business days. Failure by a Holder to deliver the Exercise Notice to the Company during such 14 day period shall be deemed a waiver by such Holder to exercise its Preemptive Right.

12.2.3	The Company shall have the right to sell the portion of the New Securities which is a-Priori not subject to the Preemptive Rights commencing upon the date of the Rights Notice and thereafter within a one hundred and twenty (120) day period, at a price per share and upon general terms no more favorable to the purchasers thereof than as specified in the Rights Notice. Moreover, if the Holders fail to exercise in full the Preemptive Right within the period or periods specified in Article 12.2.2, the Company shall have until the period ending one hundred and twenty (120) days after delivery of the Rights Notice to sell the unsold New Securities which are subject to the Preemptive Right, at a price and upon general terms no more favorable to the purchasers thereof than as specified in the Rights Notice. If the company has not sold the New Securities within said one hundred and twenty (120) days period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Holders in the manner provided above.

13	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

14	Calls on Shares

14.1	The Board of Directors may, from time to time, make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholder which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

14.2	Notice of any call shall be given in writing to the Shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

14.4	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

14.6	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

15	Prepayment

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

16	Forfeiture and Surrender

16.1	If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

16.2	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

16.3	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

16.4	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

16.5	Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

16.6	Any Shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

16.7	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.

17	Lien

17.1	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

17.2	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his executors or administrators.

17.3	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

17.4	Notwithstanding the aforesaid, the Company shall have no lien upon the Preferred Shares or upon the proceeds of sale thereof under this Article 17 or otherwise and it may not sell them as provided herein.

18	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19	Redeemable Shares

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

20	RESERVED

TRANSFER OF SHARES

21	Effectiveness and Registration

21.1	No transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company (unless otherwise provided in the terms of such option), shall be effective unless the transfer or assignment has been approved by the Board of Directors, but the Board of Directors shall not withhold its approval of any such transfer or assignment made in accordance with this Article 21.

21.2	No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

21.3	Without derogating from the provisions of Articles 21.1 or 21.2, the following provisions shall govern transfers of shares in the Company, except to the extent the right to participate in the Offer has been waived in writing (before or after the Effective Date) by a Shareholder who would otherwise be entitled thereto:

21.3.1	Any Shareholder proposing to sell, assign, transfer, pledge, hypothecate, mortgage, dispose of, by gift or otherwise, or in any way encumber (each of the foregoing being referred to as a “Transfer”) all or any of its shares (the “Offeror”) shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company to do so), to offer such shares (the “Offered Shares”), on the terms of the proposed Transfer to all of the Shareholders (the “Offerees”). The Company shall comply with such request by sending the Offerees a written notice (the “Offer”), stating therein the identity of the Offeror and of the proposed transferee(s) and the proposed terms of sale of the Offered Shares. Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect within fourteen (14) days after being served with the Offer.

21.3.2	If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings in the Company on an as converted basis, provided that no Offerees shall be entitled to acquire under the provisions of this Article 21.3 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to it of the full number of securities so accepted, it shall be disregarded in any subsequent computations and allocations hereunder. Any securities remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees, in the same manner, until one hundred per cent (100%) of the Offered Shares have been allocated as aforesaid.

21.3.3	If the acceptances, in the aggregate, after an offer is made pursuant to the above are still in respect of less than the number of Offered Shares, then the accepting Offerees shall not be entitled to acquire the Offered Shares, and the Offeror, at the expiration of the aforementioned fourteen (14) day period, shall be entitled to transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Offeror transfer any of the Offered Shares to any transferee other than such accepting Offerees or such proposed transferee(s) or transfer the same on terms more favorable to the buyer(s) than those stated in the Offer, and provided further that any of the Offered Shares not transferred within ninety (90) days after the expiration of such fourteen (14) day period shall again be subject to the provisions of this Article 21.3.

21.3.4	For the purposes of any Offer under this Article 21.3, the respective holdings of any number of accepting Offerees shall mean the respective proportions of the aggregate number of Ordinary Shares (including, for purposes of such determination, Ordinary Shares issuable upon conversion of Preferred Shares) held by such accepting Offerees as determined prior to such Offer.

21.4	Anything in this Article 21 to the contrary notwithstanding, any Shareholder of the Company may freely Transfer any of its shares in the Company to his spouse, children, or grandchildren, parents or siblings, to a trust for their benefit other than to persons incapacitated as a matter of law or to an entity controlled by, controlling, or under common control with such shareholder, with respect to a Shareholder which is a limited or general partnership, its partners and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner; in all cases provided that such transferee has delivered to the Company a written document in which such transferee agrees to assume such shares subject to any and all obligations and restrictions pursuant to which such shareholder held such shares and, provided generally that in each of the above cases, the transferee agrees in writing to hold such shares pursuant to the terms and conditions by which the transferor held such shares. A person or entity which receives shares pursuant to one of the foregoing permitted transfers shall be referred to as a “Permitted Transferee”. In addition to the above, the definition of Permitted Transferee of a shareholder shall include any other Shareholder of the Company.

For the purpose of this Sub-Article 21.4, “Control”, “Controlling” and “Controlled”, shall be an imperative undertaking that the applicable status of “Control” shall remain during the full period that any of the transfer shares are held by the Permitted Transferee, provided that such imperative undertaking shall not apply to a Shareholder and/or to its Permitted Transferee(s) in the event of a liquidation or winding up of such Shareholder following such transfer to Permitted Transferee. Upon such imperative undertaking ceasing to exist in respect of a Permitted Transferee of shares of the Company (other than as a result of a liquidation or winding up of such Shareholder), the shares held by such Permitted Transferee in its capacity as such, shall be deemed offered for sale and the provisions of Articles 21 and 24 shall apply, and the Board of Directors of the Company shall in good faith determine the fair market value of such shares for the purposes of such procedure.

22	Certain Transfers

Subject to Article 77, in the event that any person or entity makes an offer to purchase all of the issued and outstanding share capital of the Company, and shareholders holding more than eighty-five per cent (85%) of the issued and outstanding share capital of the Company calculated on an as converted basis (“Requisite Percentage”) indicate their acceptance of such offer, and such offer is approved by the Company’s Board of Directors, then, at the closing of such offered purchase of all the issued and outstanding share capital of the Company, all of the holders of Ordinary Shares in the Company (assuming the conversion of all of the outstanding Preferred Shares to Ordinary Shares) will transfer such Ordinary Shares (as converted) to such person or entity. The provisions of Articles 21.1-21.3 shall not apply to a sale of shares conducted pursuant with this Article 22.

23	RESERVED

24	RESERVED

25	Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

TRANSMISSION OF SHARES

26	Decedents’ Shares

26.1	In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 26.2 have been effectively invoked.

26.2	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

27	Receivers and Liquidators

27.1	The Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

27.2	The receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

28	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

29	Special General Meeting

All General Meetings other than Annual General Meetings shall be called “Special General Meetings.” The Board of Directors may, whenever it thinks fit, convene a Special General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

30	Notice of General Meetings; Omission to Give Notice

30.1	Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

30.2	The accidental omission to give notice of a meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

31	Quorum

31.1	Two or more Shareholders (not in default in payment of any sum referred to in Article 37.1 hereof), holding in the aggregate at least 50% of the Company’s share capital (to the exclusion of the Deferred Shares), present in person by proxy or by submitting a proxy card which indicates their vote, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

31.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman, as defined herein below, may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment provided that notice in respect of such adjourned meeting shall be submitted as required under section 74 of the Companies Law. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any Shareholder (not in default as aforesaid) present in person, by proxy or by submitting a proxy card which indicates their vote, shall constitute a quorum.

32	Chairman

The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

33	Adoption of Resolutions at General Meetings

33.1	Subject to the provisions of Articles 77 and 79, every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in this regard in the Law or in these Articles requiring a higher majority, all resolutions shall be passed by a majority vote (on an as-converted basis).

33.2	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

33.3	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

34	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telecopier, telegram, telex or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

35	Power to Adjourn

35.1	The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

35.2	Notice of an adjournment, pursuant to Sub-Article 35.1, shall be given in the manner required under section 74 of the Companies Law.

36	Voting Power

Subject to the provisions of Articles 6A, 44 and 77 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record on an as-converted basis, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

37	Voting Rights

37.1	No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, but this Article shall not apply to separate General Meetings of the holders of a particular class of shares pursuant to Article 8.2.

37.2	A company or other corporate body being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

37.3	Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a Shareholder of the Company), or by submitting a proxy card which indicates its vote, in a form approved by the Board of Directors, or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 37.2.

37.4	If two or more persons are registered as joint holders of any share, the vote of the senior (as defined in Article 11 above) who tenders a vote, in person, in proxy or by proxy card, shall be accepted to the exclusion of the vote(s) of the other joint holder(s).

PROXIES AND PROXY CARDS

38	Instrument of Appointment of a Proxy

38.1	The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

"I _____________________ of __________________________________ (Name of Shareholder) (Address of Shareholder) being a Shareholder of Jemtex Ink Jet Printing Ltd. hereby appoint (Name of the Company) of (Name of Proxy)(Address of Proxy) as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.

Signed this ______ day of ____________, 20__.

_________________________ (Signature of Appointer)"

or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

38.2	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Registered Office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

39	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a written or oral notification to the Chairman, or otherwise. This Article 39 shall apply, mutatis mutandis, to a vote cast by means of a proxy card.

BOARD OF DIRECTORS

40	Powers of Board of Directors

40.1	In General

The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting. The authority conferred on the Board of Directors by this Article 40 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

40.2	Borrowing Power

The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

40.3	Reserves

The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

41	Exercise of Powers of Directors

41.1	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

41.2	Subject to the provisions of Article 77, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

41.3	A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Board of Directors) or to which all such Directors have given their written consent (by letter, telegram, email, telex, facsimile, telecopier or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held. Any resolution by email in accordance with this Article, shall be followed up with a confirmation in writing no later than 14 days following the date of such resolution.

42	Delegation of Powers

42.1	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more persons, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors and shall be subject to Article 77 below. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

42.2	The Board of Directors may, subject to the provisions of the Companies Law and to Article 77 below, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law and of Article 77 below, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

42.3	Subject to the provisions of Article 77 below, the Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

43	Number of Directors

Until otherwise determined by the Company, and subject to Article 77 hereinbelow, the Board of Directors of the Company shall consist of up to five (5) Directors.

44	Appointment and Removal of Directors

Up to five (5) Directors shall be designated by written notice by the holders of a majority of the Shares.

Scailex may elect to appoint an observer to the Board and the provisions of this Article 44 shall apply with respect to such observer, mutatis mutandis.

Subject to the provisions of Article 77, any Director(s) may only be removed from office (by written notice) by the shareholder or the holders of the class(es) of shares, as the case may be, that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the shareholder or the holders of the class(es) of shares, as the case may be, that designated the previous incumbent of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

45	Qualification of Directors

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past. Notwithstanding anything to the contrary contained herein, a person shall be disqualified to serve as a Director in the Company by reason of such person being an employee, office holder or director of any competitor of the Company, provided that for the purpose of this Article neither Scailex nor any Affliate thereof, shall be deemed a competitor of the Company, provided further however that any officer of Scitex Vision Ltd., that is not a director in either of Scitex Vision Ltd. and/or Aprion Digital Ltd., shall not serve as a Director in the Company.

46	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 44, may temporarily fill any such vacancy, provided, however, that if they number less than a majority of the number provided for pursuant to Article 43, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 43 hereof are in office as a result of said meeting.

47	Vacation of Office

47.1	The office of a Director shall be vacated, ipso facto, upon his death, or if he be found lunatic or become of unsound mind, or if he becomes bankrupt, or, if the Director is a company, upon its winding-up.

47.2	The office of a Director may be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

48	Remuneration of Directors

Subject to the provisions of the Companies Law, the Directors’ remuneration shall be set from time to time by the Board of Directors. In addition, the Directors, their Alternate Directors (as defined below) and proxies shall be entitled to reimbursement of their reasonable expenses for travel, board and lodging that have been expended in the course of their performance of their duties as Directors, including actual and reasonable travel expenses to and from Board of Directors’ meetings, all as decided by the Board of Directors and subject to the provisions of the Companies Law.

49	Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

50	Alternate Directors

50.1	A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

50.2	Any notice given to the Company pursuant to Article 50.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

50.3	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless, subject to applicable law, the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

50.4	Subject to the provisions of the Companies Law, any natural person may act as an Alternate Director, including any other Director or Alternate Director.

50.5	Subject to the provisions of the Companies Law, an Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director(s) who appointed him.

50.6	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 44, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

51	Meetings

51.1	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by telephone conference call so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

51.2	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

52	Quorum

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Board of Directors), but shall not be less than three.

53	Chairman of the Board of Directors

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.

54	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

GENERAL MANAGER

55	General Manager

55.1	The Board of Directors may from time to time appoint one or more persons, (whether a Director or not) to be Managing Director(s), General Manager(s), or President(s) of the Company (or any other titles with similar authorities), either for a fixed term or without any limitation as to the period for which he is or they are to hold office, and may from time to time (subject to any provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

In the event that a decision of the Board of Directors in any of the issues in this Sub-Article 55.1 shall not be resolved unanimously, then the Directors designated by the holders of a majority of the Preferred Shares shall have a conclusive and absolute right to vote and decide as to each such resolution and their decision shall be binding and shall be deemed for all purposes whatsoever as the decision of the Board.

55.2	The remuneration of a Managing Director, General Manager, or President shall from time to time (subject to any contract between him and the Company and subject to the provisions of the Companies Law) be fixed by the Board of Directors, and may be in the form of a fixed salary or commission on dividend, profits or turnover of the Company, or of any other company the Company has an interest in, or by participation in profits or in one or more of these forms. The Board of Directors may from time to time entrust to and confer upon a Managing Director, General Manager or President for the time being such of the powers exercisable under these Articles by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter, or vary all or any of such powers.

In the event that a decision of the Board of Directors in any of the issues in this Sub-Article 55.2 shall not be resolved unanimously, then the Directors designated by the holders of a majority of the Preferred Shares shall have a conclusive and absolute right to vote and decide as to each such resolution and their decision shall be binding and shall be deemed for all purposes whatsoever as the decision of the Board.

MINUTES

56	Minutes

56.1	Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

56.2	Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

57	Declaration of Dividends

Subject to Article 77, entitlement to the receipt of dividend payments shall be determined by the Company’s Annual General Meeting.

58	Funds Available for Payment of Dividends

No dividend shall be paid except as permitted in the Companies Law.

59	Any dividend shall be payable by the Company to and allocated among, all Shareholders on an as converted basis, assuming all Preferred Shares were converted into Ordinary Shares at such time.

60	Payment in Specie

Upon the recommendation of the Board of Directors approved by the Company’s General Meeting, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

61	Capitalization of Profits, Reserves etc.

Upon the recommendation of the Board of Directors approved by the Company’s General Meeting, and subject to the provisions of the Companies Law, the Company –

61.1	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and

61.2	may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

62	Implementation of Powers under Articles 60 and 61

For the purpose of giving full effect to any resolution under Articles 60 or 61, and without derogating from the provisions of Article 8.2 hereof, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with Section 291 of the Companies Law, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

63	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

64	Retention of Dividends

64.1	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

64.2	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 26 or 27, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

65	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

66	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

67	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

68	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors.

69	Audit

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

70	Auditors

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Company’s General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted), to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution of the Company’s General Meeting , and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

REGISTERS OUTSIDE OF ISRAEL

71	Subject to and in accordance with the provisions of Sections 130 through 139, inclusive, of the Companies Law, and to all orders and regulations issued thereunder, the Company may cause registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such registers.

RIGHTS OF SIGNATURE, STAMP AND SEAL

72	Rights of Signature, Stamp and Seal

72.1	The Board of Directors shall be entitled to authorize any person or persons (who need not be a Director) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

72.2	The Company shall have at least one official stamp.

72.3	The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

NOTICES

73	Notices

73.1	Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Shareholder at his address as described in the Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Registered Office. Any such notice or other document shall be deemed to have been served seven (7) business days after it has been posted, or when actually received by the addressee if sooner than seven days after it has been posted, or when actually tendered in person, to such Shareholder (or to the Secretary or the General Manager), provided, however, that notice may be sent in lieu thereof by, telex, telecopier (facsimile) or other electronic means and confirmed by registered mail or facsimile as aforesaid, and such notice shall be deemed to have been given the first business day after such cablegram, telex, telecopy or other electronic communication has been sent or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 73.1.

73.2	All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register, and any notice so given shall be sufficient notice to the holders of such share.

73.3	Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

INSURANCE AND INDEMNITY

74

74.1	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein, the Company may undertake to indemnify an Office Holder, to the fullest extent permitted by the Companies Law, with respect to any of the following liabilities whether imposed on, or incurred by, the Office Holder, in respect of an act or omission taken or made in his capacity as an Office Holder:

74.1.1	reasonable litigation expenses, including lawyer’s fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (i) without the imposition of any financial liability in lieu of criminal proceedings or (ii) with the imposition of a financial liability in lieu of criminal proceedings but which relates to a criminal offence that does not require proof of criminal intent (as such term is understood under the (Israeli) Penal Law, 5737-1977); and

74.1.2	A monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by court; or

74.1.3	Reasonable litigation expenses, including legal fees paid for by the Office Holder, or which he is obligated to pay under a court order, in a proceeding brought against him by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which he was acquitted or in a criminal proceeding in which he was convicted of an offense that does not require proof of criminal intent (as such term is understood under the (Israeli) Penal Law, 5737-1977).

74.1.4	The Company may undertake to indemnify an Office Holder as mentioned above:

(a) prospectively, provided that in respect of Article 74.1.2, the undertaking is limited to events which, in the opinion of the Board, can be foreseen in light of the Company’s actual operations when the undertaking to indemnify is given and to an amount or criteria set by the Board of Directors as reasonable under the circumstances and further provided that such events and amount or criteria are set out in the undertaking to indemnify, and

(b) retrospectively.

74.2	Subject to the provisions of the Companies Law, the Company may procure from financially sound and reputable insurers (and shall pay all premiums and maintain in full force and effect), for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

74.2.1	A breach of the duty of care owed to the Company or any other person, in respect of an act performed by him by virtue of him being an Office Holder of the Company;

74.2.2	A breach of the fiduciary duty owed to the Company in respect of an act performed by him by virtue of him being an Office Holder of the Company, provided that such Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

74.2.3	A monetary liability imposed on such Office Holder in favor of a third party, in respect of an act performed by him by virtue of him being an Office Holder of the Company.

74.3	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein, the Company may exempt in advance an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

74.4	This Article 74 shall not apply under any of the following circumstances or other circumstances prohibited under Section 263 of the Companies Law:

74.4.1	a breach of an Office Holder’s fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question would not prejudice the interests of the Company;

74.4.2	a grossly negligent or intentional violation of an Office Holder's duty of care;

74.4.3	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

74.4.4	a fine or ransom levied on an Office Holder.

74A The provisions of Articles 74.1 and 74.3 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company and in the absence of such Committee, by the Board of Directors. Subject to applicable law, any modification of Article 74 shall be prospective in effect and shall not effect the Company’s obligation or ability to indemnify an Office Holder for any act or omission occurring prior to such modification.

WINDING UP

75	Winding Up

If the Company be wound up on liquidation or dissolution then, subject to applicable law, and to any outstanding commitments of the Company to third parties, all the assets of the Company available for distribution among the Shareholders shall be distributed ratably to the holders of the Ordinary Shares and the holders of Preferred Shares (assuming the conversion into Ordinary Shares of all issued and outstanding Preferred Shares).

76	RESERVED

77	Negative Covenants of Scailex

The Company shall not, without the written consent of Scailex:

77.1	adopt any amendment of the Memorandum or the Articles of Association of the Company or take any other action which would have the effect of adversely affecting the rights, preferences or privileges of the Preferred Shares. Any modification, amendment or abrogation of these Articles for the purpose of offering the Company’s securities to the public on any stock exchange or similar trading systems or markets, including the NASDAQ or any similar trading systems or markets, shall not be considered as an action which would have the effect of adversely affecting the rights, preferences or privileges of the Preferred Shares;

77.2	authorize or issue any capital stock, rights, options or warrants to purchase capital stock or other securities convertible into capital stock or equity securities of any class, or other securities convertible into such securities, nor enter into any contract or grant any option for the issue of any such securities reflecting a Company valuation (upon such issuance) of less than US$5,000,000;

77.3	change, in any material way, the business of the Company;

77.4	merge with or consolidate into any corporation, firm or entity, make structural change or sell, lease, or otherwise dispose of all or substantially all of its shares or assets, including the Company’s technology and intellectual property;

77.5	effect a reclassification or recapitalization of the Company’s share capital in a manner adverse to the rights attached to the Preferred Shares;

77.6	declare or pay any dividend or other distributions of cash, shares or other assets;

77.7	effect any transaction with any Officer, Director, Shareholder or any other interested party or any party related, directly or indirectly to any of them, except with respect to the employment or service provision of such persons;

77.8	effect any dissolution, liquidation or winding up of the Company or of any Subsidiary or the cessation of all or a substantial part of the business of the Company;

77.9	grant a mortgage, pledge, lien, or a series of mortgages, pledges or liens, or create a security interest over any material asset of the Company or any number of assets of the Company, which together are material to the Company, or all or substantially all of the assets of the Company or any of its subsidiaries;

77.10	sell or grant an exclusive license to all or substantially all of the Company’s technology; 77.11 amend or modify the rights, preferences, privileges or limitations of the Preferred Shares; or

77.12	appoint and dismiss the Company's legal counsel and accountant.

This Article 77 may be modified, amended or abrogated only by resolution of the General Meeting with the consent of Scailex.

78	Amendment to these Articles

Subject to the provisions of these Articles, these Articles and the Memorandum may be amended, modified or abrogated by resolution of the General Meeting of the Company by the holders of 51% of the issued and outstanding share capital of the Company voting on an as converted basis.

Exhibit B

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of August 4, 2006, by and among Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.) (“Scailex”) and Jemtex Ink Jet Printing Ltd. (the “Company”). All terms not otherwise defined herein shall have the meanings attributed thereto in the Reorganization Agreement to which this Agreement is attached.

    1.        Exercise of Promissory Notes; Conversion of Preferred Shares. Scailex hereby exercises its rights to convert $6,675,808 of the principal transferred to the Company under the Promissory Notes pursuant to the Promissory Notes Agreements into a total of 9,221,570 shares of the Company as follows: (i) 318,129 Series B Preferred Shares, NIS 0.01 par value each, (ii) 2,500,000 Series C Preferred Shares, NIS 0.01 par value each, (iii) 1,442,623 Series D Preferred Shares, NIS 0.01 par value each, (iv) 1,459,992 Series E Preferred Shares, NIS 0.01 par value each, and (v) 3,500,826 Series F Preferred Shares, NIS 0.01 par value each. Scailex acknowledges that pursuant to the Amended Articles of Association, all Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares will be automatically converted into Series A Preferred Shares, NIS 0.01 par value each (“Series A Preferred Shares”) on a one-to-one basis unless Scailex otherwise notifies the Company, and Scailex hereby notifies the Company that the aforementioned 9,221,570 shares underlying the Promissory Notes shall be converted into 711,144 Series A Preferred Shares, NIS 0.01 par value each, and 8,510,426 Ordinary Shares, NIS 0.01 par value each (“Ordinary Shares”).

Upon execution of this Agreement the Company hereby submits to Scailex a duly executed share certificate of the Company in respect of the said 711,144 Series A Preferred Shares, NIS 0.01 par value each.

    2.        Loan.

     2.1        Scailex hereby converts the aggregate remaining amount of debt owing to Scailex of $3,000,000 (Three Million US Dollars) (the “Outstanding Principal”) comprised of (i) the remaining amount of principal owing under the Promissory Notes not converted pursuant to Section 1 above in the aggregate amount of $449,109 ; (ii) all accrued interest under the Promissory Notes and the Bridge Loan Agreements to date in the amount of $550,891, and (ii) all principal owing under the Bridge Loan Agreements in the aggregate amount of $2,000,000, into a loan according to the terms set forth in this Section 2. The Outstanding Debt shall bear interest from the date hereof, at a per annum rate equal to the higher of (i) 3 month US Dollar LIBOR on the date hereof, compounded annually until the date of repayment, and (ii) linkage to the Israeli cost of living index (“CPI Linkage”) calculated based on the increase from the index known on the date hereof until the index known on the date of repayment (the Outstanding Principal together with the interest accrued thereon or linkage if applicable, shall collectively be referred to as the “Outstanding Debt”).

2.2 The Outstanding Debt may be repaid by either of the following methods (as determined by the Company):

    (a)        The Outstanding Debt shall be deemed fully repaid, upon the payment by the Company to Scailex of the sum of $1,000,000 (One Million US Dollars), plus interest accruing pursuant to Section 2.1 above, provided that such payment is made no later than December 31, 2006 (the “Maturity Date”), and further provided that if such payment is made on or prior to September 14, 2006, the conversion price of the Protected Shares (as defined in the Amended Articles of Association) shall be adjusted to reflect a ‘10% Price Protection’ (as defined in the Amended Articles of Association). Should such amount be received by Scailex from the Company as aforesaid on or prior to the Maturity Date, (i) the Outstanding Debt shall be deemed fully repaid for all intents and purposes (including for the purposes of the cancellation of the Fixed Charge pursuant to Section 3 below, the expiration of the Option pursuant to Section 4 below, and otherwise under this Agreement and the Articles of Association of the Company); and (ii) any other debts of the Company to Scailex under the Promissory Notes and the Bridge Loan Agreements shall be deemed waived, cancelled and forgiven. Should such payment not be received by Scailex on or prior to the Maturity Date, then the Outstanding Debt shall be repaid pursuant to Section 2.2 (b) below and the provisions of this subsection 2.2(a) shall not apply.

    (b)        The Outstanding Debt shall be due and payable on the fifth anniversary of the date hereof (“Second Maturity Date”). The Outstanding Debt may be prepaid by the Company at any time upon no less than thirty (30) days prior written notice. Notwithstanding the foregoing, should the Company not have sufficient funds to repay the Outstanding Debt upon the Second Maturity Date and cannot reasonably obtain such sum (as determined by its Board of Directors), the Company will repay the highest amount it can reasonably repay or reasonably obtain and repay, without risking its continued operations (as determined by its Board of Directors) which in any event shall not be less than $1,000,000 (One Million US Dollars) (which shall be attributed first to interest and the remainder to Outstanding Principal), and the remainder shall be repaid as follows: (i) the remainder of the Outstanding Debt will be paid on or prior to the sixth anniversary of the date hereof, provided that should the Company not have sufficient funds to repay the remainder of the debt on such date and cannot reasonably obtain it (as determined by its Board of Directors), the Company will repay on such date, the highest amount it can reasonably repay, or reasonably obtain and repay, without risking its continued operations (as determined by its Board of Directors) which in any event shall not be less than additional $1,000,000 (One Million US Dollars) (or a lesser amount only in the event that the debt be less than such amount) (which shall be attributed first to interest and the remainder to Outstanding Principal), and (ii) the remainder (if any) of the Outstanding Debt will be repaid on or prior to the seventh anniversary of the date hereof.

     2.3        Notwithstanding anything herein to the contrary, the entire Outstanding Debt, shall be due and payable at any time without any further demand, immediately upon the occurrence of any of the events described below (“Event of Acceleration”):

     (i)        the Company fails to pay any sum due from it to Scailex under this Section 2 when due, or otherwise is in material breach of this Agreement, and the same is not remedied within fourteen (14) days after receipt of written notice thereof; or

    (ii)        the Company performs a general rescheduling or another arrangement regarding its indebtedness pursuant to Section 350 to the Israeli Companies Law, 1999 (the “Companies Law”) or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

    (iii)        the filing against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors, or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material property or assets of the Company; or an attachment is placed on any of the material assets of the Company; or the Company resolves to voluntarily liquidate; or the appointment of a liquidator or receiver to take possession of material property or assets of the Company, provided that such filing, appointment, resolution or attachment is not discharged in its favor or cancelled within forty five (45) days thereafter.

The company will inform Scailex upon the occurrence of an Event of Acceleration, within two (2) business days thereafter.

Without derogating from the foregoing, for as long as an Event of Acceleration has occurred and all or any part of the Outstanding Debt remains outstanding, the amount of the Outstanding Debt applicable on the date of the Event of Acceleration, shall thereafter (in lieu of the interest set forth in Section 2.1 above), bear interest equal to the higher of (i) interest at an annual rate equal to 3 month US Dollar LIBOR plus 8%, compounded every three months; and (ii) CPI Linkage, in each case which shall be calculated from the date of the Event of Acceleration until the full repayment thereof (“Default Interest”).

     2.4        Without derogating from the foregoing, for as long as all or any part of the Outstanding Debt remains outstanding, Scailex may elect to convert all or any part thereof (which following an Event of Acceleration shall include any Default Interest) into shares of the Company upon exercise of all or part of the option granted to Scailex pursuant to and subject to the provisions of, Section 4 below.

    3.        Fixed Charge.

     3.1        To secure the performance of the Company’s obligations pursuant to Section 2 above (the “Secured Obligations”), the Company hereby pledges and grants Scailex a first priority fixed charge on all of the Company’s rights in and to its intellectual property (the “Fixed Charge”) as more fully described in Schedule A attached hereto (the “Collateral”), for as long as the Fixed Charge is in effect.

3.2. Until the full repayment of the Outstanding Debt, the Company will not:

    A.        without prior written consent of Scailex which consent may be granted or withheld in its sole discretion: (a) materially change the general nature of its business; (b) sell, transfer, assign, grant or permit to subsist a security interest or exclusive license in, pledge or otherwise dispose of any of the Collateral or any part thereof; or (c) institute any legal or similar proceedings whatsoever in respect of the Collateral or any part thereof which would have a material adverse effect on the ability of Scailex to realize the Collateral or any part thereof, in each case, whether directly or indirectly, whether for consideration or otherwise, and

    B.        without prior written consent of Scailex which will not be unreasonably withheld or delayed: (a) receive any loan or advance from a third party or incur any debt in each case of an amount in excess of $1,000,000, other than debt incurred in the ordinary course of business consistent with past business practices of the Company; or (b) issue any guarantee or otherwise incur any contingent liability in excess of $1,000,000, other than in the ordinary course of business.

     3.3        The Company shall use best efforts to preserve the Collateral, without interfering with the use of the Collateral in the ordinary course of business. The Company shall permit Scailex to inspect the Collateral and its records at all reasonable times and upon reasonable notice.

    3.4.        Subject to applicable law, Scailex shall be entitled to enforce the Fixed Charge against the Company, and the Collateral shall be subject to immediate foreclosure, at any time without any further demand, immediately upon the occurrence of an Event of Acceleration, unless otherwise provided for herein. The Company shall promptly inform Scailex of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Scailex, confirm to Scailex that, except as previously notified to Scailex or as notified in such confirmation, no Event of Acceleration has occurred.

     3.5        Upon the occurrence of any Event of Acceleration, Scailex shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and realize all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Scailex first being required to realize any other guarantees or collateral securities, if such be held by Scailex.

     3.6        Upon the occurrence of an Event of Acceleration, Scailex may, as attorney-in-fact of the Company (and, for the purpose hereof, the Company does hereby irrevocably appoints Scailex to be its attorney-in-fact), subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Scailex in its reasonable discretion shall deem fit, and likewise, subject to applicable law, Scailex may of its own accord or through the court or an execution office, realize the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Scailex, who shall be empowered, inter alia: (i) to call in all or any part of the Collateral; (ii) to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit; (iii) to make such other arrangement regarding the Collateral or any part thereof as he deems fit; (iv) to take any and all action required which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and (v) to carry out any other authority empowered to him by the court or the execution office.

     3.7        Scailex acknowledges and agrees that certain of the Collateral may have been developed with the assistance of funds received from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade and consequently the use, transfer and sale of such Collateral is subject to the Law for the Encouragement of Industrial Research and Development, 5744-1984, as amended or supplemented from time to time and all rules and regulations issued thereunder (the “R&D Law”) and Scailex undertakes to comply with the R&D Law in exercising its rights hereunder, and acknowledges that its rights hereunder are subject to the provisions of the R&D Law and the rights of the aforementioned Office of the Chief Scientist.

    3.8.        The Company shall cooperate with Scailex and execute all documents necessary or advisable to register the Fixed Charge with the Israeli Registrar of Companies and/or Registrar of Patents within 7 days from the date hereof, and shall bear all stamp taxes with respect to such registrations, if such are applicable. The Company shall pay, upon demand, all reasonable expenses, including reasonable attorney’s fees, incurred by Scailex in enforcing it rights and remedies hereunder.

    3.9.        The amount being secured under the Fixed Charge created by this Agreement is limited as set forth herein, to the Outstanding Debt and any other amounts due according to this Agreement. The payments to be made to Scailex in the event of the foreclosure of the Fixed Charge will be made in the following order: costs, expenses and taxes, interest, and then the Outstanding Principal. The Fixed Charge shall be cancelled, and Scailex shall promptly execute and provide the Company with all documents necessary to release the Fixed Charge, upon repayment of all amounts owed to Scailex hereunder.

     3.10        Without derogating from any other of the rights and remedies available to Scailex hereunder in the event of a breach of this Agreement by the Company, the Company shall indemnify and hold Scailex harmless from and against any and all damages or losses, incurred or suffered by Scailex (including all expenses trial costs and legal fees) resulting from any breach by the Company of the provisions of this Agreement.

     3.11        To the extent that the Company or any other person on behalf of the Company makes a payment or payments to Scailex, and such payment is declared to be fraudulent or preferential or required to be repaid or refunded or reduced by virtue of any applicable law relating to bankruptcy, insolvency, administration, receivership, liquidation or similar proceedings, then the Secured Obligations or any part thereof originally intended to be satisfied, this Agreement, the Fixed Charge and all other rights and remedies hereunder shall be revived or restored to their full scope and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

    4.        Option. Until the Outstanding Debt and all Default Interest (if applicable) have been repaid by the Company to Scailex in full, Scailex is granted the option to invest (including by way of conversion of all or any part of the Outstanding Debt and/or Default Interest as set forth in Section 2.4 above) $5,000,000 (Five Million US Dollars) at a pre-money company valuation of $20,000,000 (Twenty Million US Dollars) on a fully diluted basis at such time (assuming conversion of all options, warrants and other securities exchangeable for or convertible into shares of the Company including reserved employee options and the conversion of all convertible shares into Ordinary Shares). The shares to be issued to Scailex upon exercise shall be either the preferred shares of the same class and rights issued on the most recent round of financing of the Company, Preferred A Shares or Ordinary Shares, or any combination thereof, as determined by Scailex at its sole and absolute discretion, and such option may be exercised in whole but not in part.

    5.        Representations and Warranties of the Company. The Company hereby represents and warrants to Scailex that:

     5.1        the authorized capital of the Company will consist at and immediately following the Closing as set forth in Article 4.1 of the Amended Articles of Association attached as Exhibit A to the Reorganization Agreement.

     5.2        At and immediately following the Closing, the outstanding Ordinary Shares and Preferred A Shares are owned by the shareholders of the Company in the numbers specified in the capitalization table attached as Exhibit E to the Reorganization Agreement. Except as set forth in such Exhibit E, the shareholders of the Company, are the lawful owners, beneficially and (to the Company’s knowledge) of record, of all the issued and outstanding shares of the Company (except the Deferred Shares), and of all rights thereto, to the best knowledge of the Company, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, except for Mark Friedman & Co. which holds shares as trustee on behalf of Meir Weksler and Yehoshua Sheinman.

     5.3        The outstanding Ordinary Shares and Preferred A Shares have been duly authorized and validly issued, are fully paid, non-assessable, and were issued in accordance with any applicable law including any relevant securities law.

     5.4        Upon and immediately following the Closing, except for (i) options to purchase up to 426,100 Ordinary Shares reserved by the Company’s Board of Directors to be granted to employees pursuant to the Company’s Employee Share Option Plan adopted by the Company, (ii) as set forth in the Amended Articles of Association of the Company, and (iii) under applicable law, there are, as of the date hereof, no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any other persons that affect or relate to the voting or giving of written consents with respect to voting of any security of the Company.

     5.5        The Company has the requisite right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by the Company will not (a) contravene, conflict with or result in a violation of any breach of any provisions of its corporate documents, (b) result in a default by the Company under any material contract to which such the Company is a party, or (c) contravene, conflict with or result in a material violation by the Company of any applicable law, legal requirement, order, writ, injunction, judgment or decree to which the Company is subject.

     6.        Information Rights

6.1 The Company shall deliver to Scailex, for so long as Scailex is a record holder of Ordinary Shares, or other securities convertible into Ordinary Shares:

    (a)        As soon as practicable, but in any event within thirty five (35) days after the end of each fiscal year, consolidated balance sheet of the Company as of the end of such year, statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with United States or Israeli generally accepted accounting principles (“GAAP”) (as shall be determined by Scailex), audited by a “Big 4” firm of Certified Public Accountants in the State of Israel, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

    (b)        If so requested by Scailex, as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year, the Company shall deliver an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with GAAP applied on a basis consistent with that of preceding periods, and fairly presenting the financial position of the Company as of their date, subject to (x) there being footnotes contained therein and (y) changes resulting from year-end audit adjustments, and all reviewed by a firm of Independent Certified Public Accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants;

        The Company represents and confirms that they recognize that Scailex is a public company which shares are being traded on the NASDAQ and Tel Aviv Stock Markets and it is subject to the reporting requirements under applicable US and Israeli securities laws and regulations, and therefore has certain obligations of reporting and disclosure (“Obligations”). Consequently, the Company shall deliver to Scailex any required information, financials and consents (if requested by Scailex) and shall waive any claim with regard to such Obligations.

     6.2        Additional Information. The Company will permit Scailex, at all reasonable times, and upon reasonable notice, full and free access to any of the properties of the Company, including all its books and records. Scailex shall be entitled to review, inspect and copy the aforementioned and to discuss the Company’s affairs, finances and accounts with the Company’s management, officers and auditor, for any purpose whatsoever, all subject to standard confidentiality undertakings. This Section 6.2 shall not be in limitation of any rights, which Scailex may have under applicable law.

     6.3        Accounting. The Company will maintain and cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP. For purposes of this Agreement, “Subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company (taking into account conversion of warrant or option held by the Company or by any of its Subsidiaries), or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

     6.4        Confidentiality. Scailex agrees that any information obtained from the Company pursuant to this Agreement will not be disclosed without the prior written consent of the Company except to Scailex’s respective advisors (who have themselves undertaken such confidentiality undertakings) and except as may be necessary in connection with the exercise of rights under this Agreement, the Amended Articles of Association, or as a shareholder, unless the Company has made such information available to the public generally or Scailex is required to disclose such information by law, a governmental body or by judicial order, but only to the persons and the extent so required.

     6.5        Additional Rights. Without derogating from the abovementioned, the Company undertakes to furnish Scailex with such other information as may be reasonably requested, from time to time prior to its initial public offering, by Scailex upon its request, provided Scailex holds not less than 5% of the Company’s share capital (excluding the Deferred Shares of the Company), calculated on a fully diluted basis. Scailex may file the Company’s financial statements with the applicable regulatory authorities, when required under applicable law, rules and regulations.

     6.6        Termination of Financial Information Rights. The Company’s obligations to deliver the financial statements and other information to Scailex hereunder shall terminate and shall be of no further force or effect upon the closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), or equivalent law of another jurisdiction. Thereafter, the Company shall deliver to Scailex and its respective assignees or transferees, such financial information as the Company from time to time provides to other holders of its shares.

    7.        Registration Rights. The Company shall not grant any registration rights to its current or future investors in the Company without concurrently therewith granting Scailex in respect of any shares it holds, pro rata registration rights according to the same terms and conditions.

    8.        Covenants of the Parties. Each Party shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the transactions contemplated by this Agreement, and (ii) shall use all reasonable efforts to obtain each consent (if any) required to be obtained by such Party in connection with the transactions contemplated by this Agreement.

    9.        Termination of Outstanding Agreements.

        To the extent not already terminated, at the Closing the following documents will be deemed terminated and of no further force and effect: (i) that certain Investors Rights Agreement between the Company and Scailex; (ii) that certain Option to Purchase Securities Agreement between the Company, Scailex and certain other parties; (iii) the Promissory Notes Agreements; (iv) the Promissory Notes; and (v) that certain Shareholders Agreement between the Company, Scailex and certain other parties.

    10.        Transfer; Successors and Assigns. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Company without the prior consent in writing of Scailex. Scailex may assign or transfer any of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

    11.        Governing Law. This Agreement shall be solely and exclusively governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be solely and exclusively resolved in the competent courts of the Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

    12.        Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Scailex. Any waiver by the Company or Scailex of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Company or Scailex to insist upon strict adherence to any term of this Agreement or to exercise any of its rights hereunder, on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither Scaliex nor any person acting on its behalf shall be liable for, and the Company hereby waives any claim it may have against Scailex and/or any other person acting on its behalf, which arises from, any loss or damage which may be caused as a result of the exercise or purported exercise of the powers, authorities, rights or discretions vested in Scailex in connection herewith.

    13.        Invalidity. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

    14.        Taxes. Each party shall bear its own taxes and expenses arising from or incurred in connection with this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

JEMTEX INK JET PRINTING LTD. By: /s/ Avi Raby Title: CEO

SCAILEX CORPORATION LTD. By: /s/ Shachar Rachim, /s/ Yahel Shachar Title: ________________________

SCHEDULE A

COLLATERAL

The Collateral consists of all of Company’s right, title in and to its intellectual property rights, including, but not limited to, all goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, blueprints, drawings, infringements, intellectual property claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind.

Exhibit C

August 1, 2006

To:	Scailex Corporation Ltd.
Jemtex Ink Jet Printing Ltd.

Gentlemen,

        In connection with the transactions contemplated in the Reorganization Agreement, dated of even date herewith (“Reorganization Agreement”), I agree as follows:

1.	Should my employment with Jemtex Ink Jet Printing Ltd. (the "Company") be terminated in a Non Approved Termination (as defined below), then either of the Company or Scailex, each in their sole and absolute discretion, shall be entitled to require that the Repurchase Option (as defined below) with respect to all the Shares is exercised as follows:

(a)	If the Non Approved Termination shall occur prior to 30 months from the date hereof, the Repurchase Option shall apply with respect to One Hundred Percent (100%) of the Shares;

(b)	If the Non Approved Termination shall occur after 30 months from the date hereof but prior to the third anniversary of the date hereof, the Repurchase Option shall apply with respect to Ninety Five Percent (95%) of the Shares;

(c)	If the Non Approved Termination shall occur after the third anniversary of the date hereof but prior to the fourth anniversary of the date hereof, the Repurchase Option shall apply with respect to Eighty Percent (80%) of the Shares;

(d)	If the Non Approved Termination shall occur after the fourth anniversary of the date hereof but prior to the later of (i) full repayment of the Outstanding Debt by the Company (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option shall apply with respect to Fifty Percent (50%) of the Shares; or

(e)	If I shall continue to be employed by the Company upon the later of (i) full repayment of the Outstanding Debt (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option of the Company shall expire and lapse.

2.	I undertake not to transfer any of the Shares of the Company held by me, nor transfer, encumber or otherwise dispose of any rights in the Shares in any manner until the Company's rights have been exercised or lapsed hereunder. Notwithstanding the foregoing, I shall be entitled to transfer some of the Shares to other shareholders of the Company, provided that prior to such transfer, such shareholder acknowledges and undertakes in writing to the Company and Scailex that (i) the Shares received by such shareholder shall remain subject to the provisions hereof (including the Company's and Scailex's Repurchase Option upon a Non Approved Termination of my employment) as if I had continued to hold such Shares, and (ii) such shareholder will not transfer any of the Shares or rights therein, in violation of the first sentence of this Section 2.

3.	I hereby appoint each of the directors and officers of the Company as my agent and attorney in fact to execute any documents, including share transfer deeds, that may be required to effect the foregoing rights of the Company.

4.	For the purposes hereof:

“Non Approved Termination” shall mean (i) my resignation from the Company without Good Reason; or (ii) the termination of my employment by the Company for Cause.

“Good Reason” shall mean any of the following without my express written consent or waiver: (i) my salary is materially reduced by the Board of Directors of the Company, other than in the framework of a salary decrease that effects all senior employees of the Company, and other than in the framework of a decrease in my position that would not fall under (iii) below; or (ii) health problems are suffered by me that incapacitate me from being able to fulfill my duties to the Company, as approved by the Board of Directors of the Company; or (iii) my position with the Company will be decreased to less than a 50% position.

“Cause” shall mean (i) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or engagement in any prohibited business or business which is competitive to the business of the Company and its subsidiaries or affiliates; (ii) any willful failure to perform any of my fundamental functions or duties hereunder which has or is likely to seriously damage the Company, or (iii) any other cause which justifies, according to applicable law, the termination or dismissal of an employee without payment of full severance compensation.

“Repurchase Option” shall mean the right, which shall be exercised within ninety days from the date of the Non Approved Termination, pursuant to which (1) one-half of the Shares subject to the Repurchase Option will be transferred, without consideration, to Scailex Corporation Ltd. (“Scailex”); and (2) the remaining half of the Shares subject to the Repurchase Option will be converted into Deferred Shares (as set forth in the Articles of Association of the Company) or otherwise cancelled, as determined by the Company.

C - 2

“Shares” shall mean all shares of the Company held by me at the tie of exercise of the Repurchase Option which shall include, without limitation, any shares issued to me as a share dividend or share split or resulting from a recapitalization or other change in the character or amount of any of the outstanding shares of the Company.

5.	In the event of the sale, spin-off, transfer or other disposition, directly or indirectly, of all or substantially all of the business, assets or securities of Company, whether by way of a merger, consolidation or other similar transaction ("M&A Transaction"), and such M&A Transaction has been approved by Scailex, then the Repurchase Option shall expire and lapse upon the consummation of the M&A Transaction.

6.	I agree and acknowledge that for as long as the Repurchase Option or any part thereof is outstanding, any share certificate representing Shares subject to such Repurchase Option shall include a legend stating the:

“ANY TRANSFER ANY OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, OR ANY TRANSFER, ENCUMBER OR OTHER DISPOSITION, IN ANY WAY, OF ANY RIGHTS OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, IS PROHIBITED”

Sincerely, /s/ Avi Raby Avi Rabi /s/ Yehoshua Sheinman Dr. Yehoshua Sheinman

Accepted and Agreed:

Scailex Corporation Ltd.

By: /s/ Shachar Rachim, /s/ Yahel Shachar
Name: _______________________
Title: _______________________

Jemtex Ink Jet Printing Ltd.

By: /s/ Avi Raby
Name: Avi Raby
Title: CEO

C - 3

Exhibit D

SHARE TRANSFER DEED

For no consideration, the undersigned, Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.), hereby transfers to Avi Raby (the “Transferee”) 5,298,907 Ordinary Shares, nominal value NIS 0.01 each, of Jemtex Ink Jet Printing Ltd. (51-221451-1) to be held by the Transferee, under the same conditions under which the undersigned held them immediately prior to signing this instrument of transfer, and the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

In witness whereof, we affix our signatures hereto this 4th day of August, 2006.

Transferor:	Transferee:

Scailex Corporation Ltd.	Avi Raby

By: /s/ Yahel Shachar /s/ Shachar Rachim,	By: /s/ Avi Raby

Name: Shachar/Rachim
Title: CEO/CFO

SHARE TRANSFER DEED

For no consideration, the undersigned, Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.), hereby transfers to Avi Raby (the “Transferee”) 4,196,907 Ordinary Shares, nominal value NIS 0.01 each, of Jemtex Ink Jet Printing Ltd. (51-221451-1) to be held by the Transferee, under the same conditions under which the undersigned held them immediately prior to signing this instrument of transfer, and the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

In witness whereof, we affix our signatures hereto this 4th day of August, 2006.

Transferor:	Transferee:

Scailex Corporation Ltd.	Yehoshua Sheinman

By: /s/ Yahel Shachar /s/ Shachar Rachim,	By: /s/ Yehoshua Sheinman

Name: Shachar/Rachim
Title: CEO/CFO

D - 2

Exhibit E

Jemtex Ink Jet Printing Ltd.
Post Reorganization Capitalization Table

Shareholder	Ordinary Shares	MBO Shares (Ordinary)	Preferred A Shares	Ordinary Options	Total (FDB)	% FDB

Shuki Sheinman	1,102,000	4,007,259			5,109,259	34.49%
Meir Weksler	1,102,000	379,296			1,481,296	10.00%
Leeholme	310,000				310,000	2.09%
Shimon Klier	124,000				124,000	0.84%
Nir Klier	15,500				15,500	0.10%
Tzvi Klier	15,600				15,600	0.11%
Scailex Corporation Ltd.*			2,221,944		2,221,944	15.00%
Avi Raby		5,109,259			5,109,259	34.49%
ESOP				426,100	426,100	2.88%
TOTAL	2,669,100	9,495,814	2,221,944	426,100	14,812,958	100%

*Scailex has an option exercisable until repayment of the Loan, to invest $5m at a pre-money company valuation of $20m

*Scailex has anti dilution rights to retain 10%/15% holdings in the Company until 3 years after closing / repayment of the Loan as set forth in the Amended Articles of Association of the Company.

Jemtex Ink Jet Printing Ltd.
Capitalization Table

Shareholder	Ordinary Shares	Preferred A Shares	Preferred B Shares	Preferred C Shares	Preferred D Shares	Preferred E Shares	Preferred F Shares	Ordinary Options	Total (FDB)	% FDB

Mark Friedman & Co.	2,204,000								2,204,000	14.88%
Leeholme	310,000								310,000	2.09%
Shimon Klier	124,000								124,000	0.84%
Nir Klier	15,500								15,500	0.10%
Tzvi Klier	15,600								15,600	0.11%
Scailex Corporation Ltd.	31,000	1,510,800	1,272,517	2,500,000	1,442,623	1,459,992	3,500,826		11,717,758	79.10%
ESOP								426,100	426,100	2.88%
TOTAL	2,700,100	1,510,800	1,272,517	2,500,000	1,442,623	1,459,992	3,500,826	426,100	14,812,958	100%

Class of Shares	Purchase Price	Investment Amount	Shares issued

Series A Preferred Shares	$3.6673	$5,540,557	1,510,800
Series B Preferred Shares	$2.5147	$2,399,971	954,388
Total Invested		$7,940,528	2,465,188
Series B Preferred Shares	$2.5147	$799,989	318,129
Series C Preferred Shares	$0.6000	$1,500,000	2,500,000
Series D Preferred Shares	$0.6932	$999,997	1,442,623
Series E Preferred Shares	$0.6849	$1,000,000	1,459,992
Series F Preferred Shares	$0.6786	$2,375,821	3,500,826
Total Notes		$6,675,808	9,221,570
Total Shares issued to Scailex (excluding 31,000 Ordinary Shares)			11,686,758
Total Investment Amount (A&B)		$ 7,910,000
Total Notes and Bridge Loan Amount (including interest)		$ 9,675,808
Total Invested & Loan & Notes		$ 17,585,808
Total Notes /Bridge Loan Converted (Total minus $3m)		$ 6,675,808
Total Loan ($3m)		$ 3,000,000

Amendment to Reorganization Agreement dated August 4, 2006

This Amendment (this "Amendment") is entered into as of September __, 2006 by and between Scailex Corporation Ltd. and Jemtex Ink Jet Printing Ltd.

        WHEREAS, the parties entered into a into an Agreement dated as of August 4, 2006 (the “Agreement”); and

        WHEREAS, the parties desire to amend the Agreement, by the terms of this Amendment;

        NOW, THEREFORE, the parties hereto hereby agree to amend the Agreement as follows:

1.	The following sentence shall be added to the end of Schedule A – Collateral,

“For clarification, it is hereby noted that the aforementioned patent applications include inter alia Patent Application No. 168772 filed on November 24, 2003.”

2.	This amendment shall be deemed an integral part of the Agreement and accordingly all provisions of the Agreement shall apply hereto.

        IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have caused this Agreement to be executed as of the date written above.

——————————————————	/s/ Yahel Shachar, /s/ Shachar Rachim [Company Seal] ——————————————————
JEMTEX INK JET PRINTING LTD.	SCAILEX CORPORATION LTD.

By: /s/ Avi Raby	By: Shachar / Rachim
Title: CEO	Title: CEO/CFO

Amendment to Reorganization Agreement dated August 4, 2006

This Amendment (this “Amendment”) is entered into as of September __, 2006 by and between Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.) (“Scailex”) and Avi Raby and Yehoshua Sheinman (together, the “Management”). Each of Scailex and the Management shall be referred to herein individually as a “Party” and collectively, as the “Parties”.

        WHEREAS, the parties entered into a into a Reorganization Agreement dated as of August 4, 2006 (the “Agreement”); and

        WHEREAS, the parties desire to amend the Reorganization Agreement, by the terms of this Amendment;

        NOW, THEREFORE, the parties hereto hereby agree to amend the Reorganization Agreement as follows:

1.	Exhibit B is hereby amended to include the Amendment to the Agreement- attached hereto as Exhibit 1.

2.	This amendment shall be deemed an integral part of the Agreement and accordingly all provisions of the Agreement shall apply hereto.

        IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have caused this Agreement to be executed as of the date written above.

SCAILEX CORPORATION LTD. By: [COMPANY SEAL] /s/ Yahel Shachar, /s/ Shachar Rachim Title: CEO/CFO /s/ Avi Raby AVI RABY /s/ Yehoshua Sheinman YEHOSHUA SHEINMAN

AMENDMENT TO REORGANIZATION AGREEMENT

        This Amendment (the “Amendment”) to Reorganization Agreement (as defined below) is entered into as of January 4, 2007, by and among Scailex Corporation (formerly Scitex Corporation) (“Scailex”), Avraham Raby and Yehoshua Sheinman (together, the “Executives”);

        WHEREAS, Scailex and the Executives are parties to a Reorganization Agreement, dated August 4, 2006, as amended on September __, 2006 (the “Reorganization Agreement); and

        WHEREAS, the parties wish to amend certain provisions in the Reorganization Agreement as set forth herein; and

        WHEREAS, according to Section 7.1 of the Reorganization Agreement, any term of the Reorganization Agreement may be amended only by a written instrument signed by all parties to the Reorganization Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the parties hereby agree to amend the Reorganization Agreement as follows:

1.	Interpretation. The preamble to this Amendment forms an integral part hereof. Unless otherwise expressly referred to herein, reference to various sections, schedules and exhibits shall refer to the schedules and exhibits attached to the Reorganization Agreement, as applicable. Capitalized terms used but not expressly defined herein shall bear the meanings ascribed thereto in the Reorganization Agreement.

2.	Amendment to Exhibit B of the Reorganization Agreement. At and subject to the Closing as defined in that certain Share Purchase Agreement to be entered into by and among (i) Jemtex Ink Jet Printing Ltd., (ii) Micro-Dent Ltd. and (iii) the Executives (the “SPA”), and the payment of all amounts due to Scailex in accordance with Section 1.2(c) of the SPA, Exhibit B of the Reorganization Agreement shall be amended in accordance with the provisions of Exhibit B hereto.

3.	Amendment of Exhibit C of the Reorganization Agreement. At and subject to the Closing of the SPA, and the payment of all amounts due to Scailex in accordance with Section 1.2(c) of the SPA, Exhibit C of the Reorganization Agreement shall be amended and replaced in its entirely with the amended Exhibit C attached hereto.

4.	General Provisions.

4.1.	Except as otherwise amended and modified hereby, the provisions of the Reorganization Agreement shall remain in full force and effect. This Amendment shall be deemed for all intents and purposes as an integral part of the Reorganization Agreement. The Reorganization Agreement and this Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

4.2.	Each of the parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Amendment and the intentions of the parties as reflected hereby, and this Amendment shall be interpreted and construed in such manner so as to give effect to the parties’ intentions.

4.3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Amendment to the Reorganization Agreement as of the date first above written.

SCAILEX [Company Seal]

     /s/ Eran Schwartz, /s/ Yahel Shachar
     Scailex Corporation

     By: Schwartz; Shachar
     Title: Chairman/CEO

EXECUTIVES

/s/ Avraham Raby	/s/ Yehoshua Sheinman
Avraham Raby	Yehoshua Sheinman

Agreed and Accepted by:

     /s/ Dror Brandwein
     Micro-Dent Ltd.
     4.1.2007
     Pursuan to a Board resolution dated December 13, 2006

     By: ________________
     Title: _____________

Exhibit B
Amendment to Exhibit B Agreement

        This Amendment (the “Amendment”) to Agreement (as defined below) is entered into as of January 4, 2007, by and between Scailex Corporation (formerly Scitex Corporation) (“Scailex”) and Jemtex Ink Jet Ltd. (the “Company”).

        WHEREAS, the Company and the Scailex are parties to an Agreement, dated August 4, 2006 as amended on September __ 2006 (the “Agreement); and

        WHEREAS, the parties wish to amend certain provisions in the Agreement as set forth herein; and

        WHEREAS, according to Section 12 of the Agreement, any term of the Agreement may be amended only by a written instrument signed by the Company and Scailex.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the parties hereby agree to amend the Reorganization Agreement as follows:

3.	Amendment

3.1.	Section 4 shall be replaced in its entirety to read as follows:

4. Option. Scailex is hereby granted the option to invest $3,000,000 (Three Million US Dollars) at a pre-money Company valuation of $20,000,000 (Twenty Million US Dollars) on a fully diluted basis at such time (assuming conversion of all options, warrants and other securities exchangeable for or convertible into shares of the Company including reserved employee options and the conversion of all convertible shares into Ordinary Shares) to be exercisable until (and including) August 3, 2009. The shares to be issued to Scailex upon exercise shall be either the preferred shares of the same class and rights issued on the most recent round of financing of the Company, Preferred Shares or Ordinary Shares, or any combination thereof, as determined by Scailex at its sole and absolute discretion, and such option may be exercised in whole but not in part.

For the avoidance of doubt, in the event that the Company issues to Scailex new Preferred Shares with rights identical to the Preferred Shares held by Scailex on the date of this Amendment, in connection with the exercise of the Option, such shares shall be subject to the terms and conditions of Article 5.2.

3.2.	The first sentence in Section 6.1 shall be replaced in its entirety to read as follows:

6.1 To the extent such information is required by Scailex in order to comply with the provisions of any applicable law, regulation or decree of any regulatory authority, the Company shall deliver to Scailex, for so long as Scailex is a record holder of Ordinary Shares or other securities convertible into Ordinary Shares:

3.3.	The first sentence in Section 6.2 shall be replaced in its entirety to read as follows:

6.2 To the extent such information is required by Scailex in order to comply with the provisions of any applicable law, regulation or decree of any regulatory authority, the Company shall permit Scailex, at all reasonable times, and upon reasonable notice, full and free access to any of the properties of the Company, including all its books and records.

3.4	Scailex acknowledges that the Company’s obligations and/or the rights granted to Scailex under Section 6.3 (Accounting) and Section 6.5 (Additional Rights) shall be in effect only to the extent and as long as such information is required by Scailex in order to comply with the provisions of any applicable law, regulation or decree of any regulatory authority.

4.	General Provisions.

4.1.	Acknowledgement. Scailex acknowledges and agrees that due to the repayment of the Loan, no additional amounts are due to Scailex and as such Section 2 (Loan) and Section 3 (Fixed Charge) of the Agreement are no longer in force and effect.

4.2.	Except as otherwise amended and modified hereby, all other provisions of the Agreement shall remain in full force and effect. This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement. The Agreement and this Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

4.3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Amendment to the Reorganization Agreement as of the date first above written.

[Company Seal]
/s/ Avi Raby Jemtex Ink Jet Ltd.	/s/ Eran Schwartz, /s/ Yahel Shachar Scailex Corporation

By: Avi Raby	By: Schwartz, Shachar
Title: CEO	Title: Chairman, CEO

Exhibit C

January 4, 2007

To:	Scailex Corporation ("Scailex") Micro-Dent Ltd. (the "Purchaser") Avraham Raby ("Raby") Jemtex Ink Jet Printing Ltd. (the "Company")

Gentlemen,

In connection with the Reorganization Agreement, I agree as follows:

1.	Should my employment with the Company be terminated in a Non Approved Termination (as defined below), then any of the Company, the Purchaser, Raby and/or Scailex (collectively, the “Beneficiaries”), each in their sole and absolute discretion, shall be entitled to exercise a portion of the Repurchase Option (as defined below) (in a ratio among the Beneficiaries set forth in Section 2 below) in accordance with the terms specified herein, with respect to the Shares (as such term is defined below) as follows:

(a) If the Non Approved Termination shall occur prior to 30 months from the date hereof, the Repurchase Option shall apply with respect to One Hundred Percent (100%) of the Shares;

(b) If the Non Approved Termination shall occur after 30 months from the date hereof but prior to the third anniversary of the date hereof, the Repurchase Option shall apply with respect to Ninety Five Percent (95%) of the Shares;

(c) If the Non Approved Termination shall occur after the third anniversary of the date hereof but prior to the fourth anniversary of the date hereof, the Repurchase Option shall apply with respect to Eighty Percent (80%) of the Shares;

(d) If the Non Approved Termination shall occur after the fourth anniversary of the date hereof but prior to the later of (i) full repayment of the Outstanding Debt by the Company (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option shall apply with respect to Fifty Percent (50%) of the Shares; or

(e) If I shall continue to be employed by the Company upon the later of (i) full repayment of the Outstanding Debt (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option shall expire and lapse.

2.	Each of the Beneficiaries may exercise the following portion of the Repurchase Option in accordance with Section 1 above: (i) Scailex – 50%, (ii) the Purchaser – 25%, and (iii) Raby – 25%.

3.	I undertake not to transfer any of the Shares of the Company held by me, nor transfer, encumber or otherwise dispose of any rights in the Shares in any manner until the Company’s rights have been exercised or lapsed hereunder. Notwithstanding the foregoing, I shall be entitled to transfer some of the Shares to other shareholders of the Company, provided that prior to such transfer, such shareholder acknowledges and undertakes in writing to the Company, the Purchaser and Scailex that (i) the Shares received by such shareholder shall remain subject to the provisions hereof (including the Company’s, the Purchaser’s and Scailex’s Repurchase Option upon a Non Approved Termination of my employment) as if I had continued to hold such Shares, and (ii) such shareholder will not transfer any of the Shares or rights therein, in violation of the first sentence of this Section 2.

4.	I hereby appoint each of the directors and officers of the Company as my agent and attorney in fact to execute any documents, including share transfer deeds, which may be required to effect the foregoing rights of the Company.

5.	For the purposes hereof:

“Non Approved Termination” shall mean (i) my resignation from the Company without Good Reason; or (ii) the termination of my employment by the Company for Cause.

“Good Reason” shall mean any of the following without my express written consent or waiver: (i) my salary is materially reduced by the Board of Directors of the Company, other than in the framework of a salary decrease that effects all senior employees of the Company, and other than in the framework of a decrease in my position that would not fall under (iii) below; or (ii) health problems are suffered by me that incapacitate me from being able to fulfill my duties to the Company, as approved by the Board of Directors of the Company; or (iii) my position with the Company will be decreased to less than a 50% position.

“Cause” shall mean (i) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or engagement in any prohibited business or business which is competitive to the business of the Company and its subsidiaries or affiliates; (ii) any willful failure to perform any of my fundamental functions or duties hereunder which has or is likely to seriously damage the Company, or (iii) any other cause which justifies, according to applicable law, the termination or dismissal of an employee without payment of full severance compensation.

“RepurchaseOption” shall mean the right, which shall be exercised within ninety days from the date of the Non Approved Termination, to purchase Shares without consideration.

“Shares” shall mean 4,196,907 Ordinary Shares of the Company (as adjusted in the event of any stock splits, dividends, reconsolidations or reclassifications of the share capital of the Company), transferred to the undersigned in connection with the Reorganization Agreement.

6.	In the event of the sale, spin-off, transfer or other disposition, directly or indirectly, of all or substantially all of the business, assets or securities of Company, whether by way of a merger, consolidation or other similar transaction (“M&A Transaction”), and such M&A Transaction has been approved by Scailex, then the Repurchase Option shall expire and lapse upon the consummation of the M&A Transaction.

7.	I agree and acknowledge that for as long as the Repurchase Option or any part thereof is outstanding, any share certificate representing Shares subject to such Repurchase Option shall include a legend stating the:

“ANY TRANSFER ANY OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, OR ANY TRANSFER, ENCUMBER OR OTHER DISPOSITION, IN ANY WAY, OF ANY RIGHTS OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, IS PROHIBITED”

Sincerely,

/s/ Yehoshua Sheinman Dr. Yehoshua Sheinman

Accepted and Agreed:

Scailex Corporation

[Company Seal]
By: /s/ Eran Schwartz, /s/ Yahel Shachar
Name: Schwartz, Yahel Shachar
Title: Chairman, CEO

Micro-Dent Ltd.

By: /s/ Dror Brandwein     4.1.2007
Name: Dror Brandwein
Title:
Pursuant to a Board resolution dated December 13, 2006

Jemtex Ink Jet Printing Ltd.

By: /s/ Avi Raby
Name: Avi Raby
Title: CEO

Avi Raby
Signature: /s/ Avi Raby

Exhibit C

January 4, 2007

To:	Scailex Corporation Ltd. ("Scailex") Micro-Dent Ltd. (the "Purchaser") Jemtex Ink Jet Printing Ltd. (the "Company")

Gentlemen,

In connection with the Reorganization Agreement, I agree as follows:

1.	Should my employment with the Company be terminated in a Non Approved Termination (as defined below), then any of the Company, the Purchaser and/or Scailex (collectively, the “Beneficiaries”), each in their sole and absolute discretion, shall be entitled to exercise a portion of the Repurchase Option (as defined below) (in a ratio among the Beneficiaries set forth in Section 2 below) in accordance with the terms specified herein, with respect to the Shares (as such term is defined below) as follows:

(a) If the Non Approved Termination shall occur prior to 30 months from the date hereof, the Repurchase Option shall apply with respect to One Hundred Percent (100%) of the Shares;

(b) If the Non Approved Termination shall occur after 30 months from the date hereof but prior to the third anniversary of the date hereof, the Repurchase Option shall apply with respect to Ninety Five Percent (95%) of the Shares;

(c) If the Non Approved Termination shall occur after the third anniversary of the date hereof but prior to the fourth anniversary of the date hereof, the Repurchase Option shall apply with respect to Eighty Percent (80%) of the Shares;

(d) If the Non Approved Termination shall occur after the fourth anniversary of the date hereof but prior to the later of (i) full repayment of the Outstanding Debt by the Company (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option shall apply with respect to Fifty Percent (50%) of the Shares; or

(e) If I shall continue to be employed by the Company upon the later of (i) full repayment of the Outstanding Debt (as defined in the Agreement attached as Exhibit B to the Reorganization Agreement) or (ii) the fifth anniversary of the date hereof, the Repurchase Option shall expire and lapse.

2.	Each of the Beneficiaries may exercise the following portion of the Repurchase Option in accordance with Section 1 above: (i) Scailex – 50%, and (ii) the Purchaser – 50%.

Notwithstanding the above, should my employment with the Company be terminated in a Non Approved Termination, then the Purchaser, in its sole and absolute discretion, shall be entitled to demand transfer for no consideration of such portion of the CEO Shares calculated in same proportion as the vesting of the Repurchase Option (as specified in Section 1 above).

3.	I undertake not to transfer any of the Shares of the Company held by me, nor transfer, encumber or otherwise dispose of any rights in the Shares in any manner until the Company’s rights have been exercised or lapsed hereunder. Notwithstanding the foregoing, I shall be entitled to transfer some of the Shares to other shareholders of the Company, provided that prior to such transfer, such shareholder acknowledges and undertakes in writing to the Company, the Purchaser and Scailex that (i) the Shares received by such shareholder shall remain subject to the provisions hereof (including the Company’s, the Purchaser’s and Scailex’s Repurchase Option upon a Non Approved Termination of my employment) as if I had continued to hold such Shares, and (ii) such shareholder will not transfer any of the Shares or rights therein, in violation of the first sentence of this Section 2.

4.	I hereby appoint each of the directors and officers of the Company as my agent and attorney in fact to execute any documents, including share transfer deeds, which may be required to effect the foregoing rights of the Company.

5.	For the purposes hereof:

“Non Approved Termination” shall mean (i) my resignation from the Company without Good Reason; or (ii) the termination of my employment by the Company for Cause.

“Good Reason” shall mean any of the following without my express written consent or waiver: (i) my salary is materially reduced by the Board of Directors of the Company, other than in the framework of a salary decrease that effects all senior employees of the Company,; or (ii) health problems are suffered by me that incapacitate me from being able to fulfill my duties to the Company, as approved by the Board of Directors of the Company.

“Cause” shall mean (i) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or engagement in any prohibited business or business which is competitive to the business of the Company and its subsidiaries or affiliates; (ii) any willful failure to perform any of my fundamental functions or duties hereunder which has or is likely to seriously damage the Company, or (iii) any other cause which justifies, according to applicable law, the termination or dismissal of an employee without payment of full severance compensation.

“CEO Shares” shall mean the shares issued upon exercise of the fully vested 3,578,042 options granted to Mr. Avi Raby on January 4, 2007 and any shares issued as a share dividend or share split or resulting from a recapitalization or other change in the character or amount of any of the outstanding shares of the Company, all in connection with the shares issued upon the exercise of such 3,578,042 options.

“Repurchase Option” shall mean the right, which shall be exercised within ninety days from the date of the Non Approved Termination, to purchase Shares without consideration.

“Shares” shall mean 5,298,907 Ordinary Shares of the Company (as adjusted in the event of any stock splits, dividends, reconsolidations or reclassifications of the share capital of the Company), issued to the undersigned in connection with the Reorganization Agreement.

6.	In the event of the sale, spin-off, transfer or other disposition, directly or indirectly, of all or substantially all of the business, assets or securities of Company, whether by way of a merger, consolidation or other similar transaction (“M&A Transaction”), and such M&A Transaction has been approved by Scailex, then the Repurchase Option shall expire and lapse upon the consummation of the M&A Transaction.

7.	I agree and acknowledge that for as long as the Repurchase Option or any part thereof is outstanding, any share certificate representing Shares subject to such Repurchase Option shall include a legend stating the:

“ANY TRANSFER ANY OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, OR ANY TRANSFER, ENCUMBER OR OTHER DISPOSITION, IN ANY WAY, OF ANY RIGHTS OF THE SHARES OF THE COMPANY REPRESENTED BY THIS SHARE CERTIFICATE, IS PROHIBITED”

Sincerely,

/s/ Avraham Raby Avraham Raby

Accepted and Agreed:

Scailex Corporation

[Company Seal]
By: /s/ Eran Schwartz, /s/ Yahel Shachar
Name: Schwartz, Shachar
Title: Chairman, CEO

Micro-Dent Ltd.

By: /s/ Dror Brandwein     4.1.2007
Name: Dror Brandwein
Title:
Pursuant to a Board resolution dated December 13, 2006

Jemtex Ink Jet Printing Ltd.

By: /s/ Avi Raby
Name: Avi Raby
Title: CEO